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                                                                  EXHIBIT 99.1

Wednesday October 1 8:00 AM EDT

Company Press Release

Asyst Technologies Completes a $43 Million Private Offering

FREMONT, Calif.--(BUSINESS WIRE)--OCT. 1, 1997--Asyst Technologies, Inc. (NASDAQ:ASYT), the leading supplier of minienvironment and SMIF-based technology to the worldwide semiconductor industry, today announced that it has completed a private placement of one million shares of Common Stock at $42.92 per share, generating gross proceeds to the Company of $42.9 million. The shares were purchased by a group of mutual funds managed by a single, large institutional management firm.

All proceeds from the financing will be used to augment Asyst's working capital to support the Company's growth in 200- and emerging 300mm semiconductor markets.

``We are extremely pleased to be able to infuse Asyst with additional capital at this time,'' said Dr. Mihir Parikh, Asyst chairman and chief executive officer. ``As our industry moves to next-generation 300mm manufacture, we believe that automated material handling and the seamless integration of systems throughout the factory will become increasingly important. With this additional capital, we have strengthened our ability to respond to this trend.''

The Company indicated that the offering would result in some near-term earnings per share dilution but that higher interest income on invested cash would offset much of this. As of June 30, 1997, Asyst had 10.7 million common shares outstanding and cash and short-term investments of $15 million. ``Over the long-term, we expect this financing to have a very positive impact on our operations by strengthening the Company's balance sheet and supporting key investments in product, headcount, plant and equipment,'' Dr. Parikh concluded.

The Company intends to file a registration statement with the U.S. Securities and Exchange Commission to cover resales of these newly-issued shares of Common Stock from time to time by the purchasers.

About Asyst: Asyst Technologies, Inc. is a leading provider of material handling systems that help semiconductor manufacturers improve their integrated circuit
(IC) manufacturing productivity. The company's Asyst-SMIF(TM) System combines state-of-the-art minienvironments with advanced robotics to create ultraclean processing environments that are both comprehensive and flexible. The SMART-Traveler(TM) System (STS) works in tandem with SMIF to eliminate misprocessing. Both Asyst-SMIF and its companion STS products are integral to seamless factory automation. Asyst Software, Inc., is dedicated to the development of software products for equipment communications and automated material handling, identification and tracking. Founded in 1984, Asyst Technologies, Inc. is headquartered in Fremont, Calif., with facilities in Europe and the Far East. Asyst Software is located in San Jose, Calif.
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About SMIF: SMIF stands for Standard Mechanical InterFace, the material handling approach that enables wafer transfer to and from sealed SMIF environments without exposure to cleanroom ambient conditions. SEMI standards exist for 150-and 200mm wafer sizes and are now being defined for 300mm.


Contact:

 Asyst Technologies, Inc.
 Doug McCutcheon or Lisa Garcia, 510/661-5000
    or
 Herbst Consulting
 Lisa Herbst, 510/461-7040